Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 and related Prospectus of Blend Labs, Inc. of our report dated March 22, 2021, relating to the carve out financial statements of Title Carve Out (a carve-out of certain operations of Mr. Cooper Group, Inc.) as of December 31, 2020 and 2019, and for the years then ended, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Irvine, California
July 6, 2021